Exhibit 99.1

First Niagara Prices Stock Offering

LOCKPORT, N.Y., Sept. 25 -- First Niagara Financial Group, Inc. (Nasdaq: FNFG) today announced that it has entered into an underwriting agreement for the sale of 7,407,408 shares of common stock at a price of $13.50 per share for gross proceeds of approximately $100.0 million, exclusive of any underwriter over-allotment option. The net proceeds of the offering after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $94.6 million.

The underwriters have been granted an option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any.

The company expects to close the transaction, subject to customary conditions, on or about October 1, 2008.

First Niagara intends to use the net proceeds from this offering to provide additional capital for the execution of its growth strategy and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the shares will be made exclusively by means of a prospectus and prospectus supplement. Copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting Keefe, Bruyette & Woods, Equity Syndicate Department, at 787 Seventh Avenue, 4th Floor, New York, NY 10019 or by calling 1-800-966-1559.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $9.1 billion and deposits of $6.2 billion. First Niagara Bank is a full-service, community-focused bank that provides financial services to individuals, families and businesses through 114 branches and four Regional Market Centers across Upstate New York. For more information, visit www.fnfg.com.

Forward-Looking Statements
This press release contains forward-looking statements with respect to the proposed offering of common stock by First Niagara Financial Group, Inc. Forward-looking statements are generally identified by the use of words “believe,” “expect,” “intend,” “anticipate,” “estimate,” and other similar expressions.  These forward-looking statements involve certain risks and uncertainties.  You should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) adverse developments in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including the current debate in Congress as to restructuring the financial services industry; (3) changes in the interest rate environment; and (4) adverse changes in general economic conditions.

Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com

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